Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $1.14

•	Core net operating earnings $1.25 per share; matches 2015 first quarter record results

•	First quarter annualized core operating ROE of 10.3%

•	Full year 2016 core net operating earnings guidance maintained at $5.35 - $5.75 per share

CINCINNATI – May 2, 2016 – American Financial Group, Inc. (NYSE: AFG) today reported 2016 first quarter net earnings attributable to shareholders of $101 million ($1.14 per share) compared to $19 million ($0.21 per share) for the 2015 first quarter. Net earnings for the quarter include $10 million ($0.11 per share) in after-tax net realized losses on securities, compared to $12 million ($0.14 per share) in after-tax net realized gains on securities in the prior year period. AFG’s 2015 first quarter results also included an after-tax loss of $105 million ($1.18 per share) related to the sale of its run-off long-term care insurance business. Book value per share, excluding unrealized gains on fixed maturities, increased by $0.44 to $49.77 per share during the quarter.

Core net operating earnings were $111 million ($1.25 per share) for the 2016 first quarter, compared to $112 million ($1.25 per share) in the 2015 first quarter. Higher underwriting profit and higher net investment income in our Specialty Property and Casualty (“P&C”) insurance operations were offset by lower operating earnings in our Annuity and Run-off Long-Term Care and Life segments. Core net operating earnings for the first quarters of 2016 and 2015 generated annualized returns on equity of 10.3% and 10.8%, respectively.

During the first quarter of 2016, AFG repurchased 1.1 million shares of common stock at an average price per share of $67.78.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2016	2015
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$111	$112
Non-Core Items:
Realized gains (losses) on securities	(10)	12
Loss on sale of subsidiaries	—	(105)

Net earnings attributable to shareholders	$101	$19

Components of Earnings Per Share:
Core net operating earnings(a)	$1.25	$1.25
Non-Core Items:
Realized gains (losses) on securities	(0.11)	0.14
Loss on sale of subsidiaries	—	(1.18)

Diluted Earnings Per Share	$1.14	$0.21

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report first quarter core net operating earnings that are consistent with last year’s first quarter record results. The diversity within our portfolio of specialty property and casualty insurance and annuity businesses helps us to deliver consistent, strong core operating earnings, and produce healthy growth across our portfolio of businesses.

“AFG had approximately $900 million of excess capital (including parent company cash of approximately $160 million) at March 31, 2016. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Share repurchases, particularly when executed at attractive valuations, are an important and effective component of our capital management strategy, as indicated by our buyback activity during the quarter. We will continue to make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.

“Based on results for the first three months of the year, we continue to expect core net operating earnings in 2016 to be between $5.35 and $5.75 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $86 million in the 2016 first quarter, compared to $60 million in the first quarter of 2015, an increase of 43%. Higher underwriting profit in our Property and Transportation Group was the driver of the improved year-over-year results.

The first quarter 2016 combined ratio of 91.3% represents a 2.3 point improvement over the prior year period. First quarter 2016 results include 2.7 points of favorable prior year reserve development, compared to 0.8 points of favorable development in the comparable prior year period. Catastrophe losses were 0.8 points in the first quarter of 2016, compared to 0.6 points in the prior year period. Overall renewal pricing was flat during the quarter.

Gross and net written premiums were up 4% and 6%, respectively, in the 2016 first quarter compared to the same quarter a year earlier, with growth reported in each of our Specialty P&C groups. Further details about AFG’s specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $32 million in the first quarter of 2016 compared to $7 million in the first quarter of 2015, primarily the result of higher profitability in our crop insurance business. Underwriting profits in our transportation and inland marine businesses were also higher year-over-year. Although results in our transportation businesses improved in the first quarter of 2016, National Interstate’s accident year profitability deteriorated by 2 points year-over-year. Catastrophe losses in this group were $6 million in the first quarter of 2016, primarily as a result of winter storms in the month of February, compared to $4 million in the 2015 first quarter.

First quarter 2016 gross and net written premiums in this group were 6% and 8% higher, respectively, than the comparable prior year period. Growth in gross and net written premiums is attributable to our transportation operations and new premium from our Singapore branch, which opened for business in June 2015. Overall renewal rates in this group increased 3% in the first quarter of 2016, including a 5% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported an underwriting profit of $29 million in the first quarter of 2016 compared to $28 million in the comparable 2015 period. This increase reflects slightly higher profitability in our excess and surplus lines, executive liability, workers’ compensation and general liability businesses. These improved results were partially offset by continued restructuring within our Marketform operations.

Gross and net written premiums for the first quarter of 2016 were up 2% and 4%, respectively, compared to the same period in 2015. Higher premiums in our excess and surplus lines, targeted markets and executive liability businesses were partially offset by lower premiums in our workers’ compensation and general liability businesses. Lower premiums in our general liability business were primarily the result of competitive market conditions, re-underwriting efforts within the Florida homebuilders market and the slowdown within the energy sector. Renewal pricing for this group decreased by 1% in the first quarter, including a decrease of approximately 4% in our workers’ compensation businesses. Excluding workers’ compensation, renewal pricing in this group increased approximately 1% on average for the quarter.

The Specialty Financial Group reported an underwriting profit of $23 million in the first quarter of 2016, compared to $22 million in the comparable 2015 period. The increase was driven primarily by higher underwriting profitability in our financial institutions business. All of the businesses in this group continued to achieve excellent underwriting margins.

First quarter 2016 gross and net written premiums were up 7% and 9%, respectively, when compared to the prior year period, primarily as a result of higher premiums in our financial institutions and surety businesses. Pricing in this group was flat for the quarter.

Carl Lindner III noted, “We are off to a very good start in 2016 with healthy growth within each of our Specialty P&C groups during the first quarter and an increase in total P&C operating income of 22% year-over-year.

Based on results during the first three months of the year, we continue to expect an overall 2016 calendar year combined ratio in the range of 92% to 94% and estimate net written premium growth to be between 2% and 6%.”

Annuity Segment

As shown in the following table, AFG’s Annuity Segment contributed $53 million in core pretax operating earnings in the first quarter of 2016 compared to $75 million in the first quarter of 2015; earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $84 million in the first quarter of 2016 compared to $92 million in the first quarter of 2015.

Components of Core Annuity Operating Earnings Before Income Taxes
In millions	Three months ended March 31,		Pct. Change
	2016	2015
Annuity earnings before fair value accounting for FIAs	$84	$92	(9%)
Impact of fair value accounting for FIAs	(31)	(17)	nm

Core Pretax Annuity Operating Earnings	$53	$75	(29%)

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s first quarter 2016 earnings continued to benefit from growth in annuity assets. AFG’s quarterly average annuity investments and reserves grew approximately 14% and 13% year-over-year, respectively; however, the benefit of this growth was more than offset by the runoff of higher yielding investments and the negative impact of certain investments required to be marked to market through earnings.

Impact of Fair Value Accounting for FIAs – Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results. In the first quarter of 2015, a relatively large decrease (15-30 basis points) in interest rates contributed to the $17 million unfavorable impact on earnings. In the first quarter of 2016, a more significant decrease (40-45 basis points) in interest rates resulted in an even more unfavorable impact on earnings of $31 million. These impacts are included within the “Impact of fair value accounting for FIAs” amounts shown in the table above.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.3 billion in the first quarter of 2016, compared to $813 million in the first quarter of 2015, an increase of 58% due primarily to growth in FIA sales in both the Retail and Financial Institutions channels. Management believes AFG’s growth in traditional fixed and FIA sales is consistent with overall growth in the annuity industry, as sales of these annuities have increased while sales of variable annuities have decreased. In addition, AFG’s increase reflects new products, additional staffing, and increased market share within existing financial institutions and national marketing organizations. Furthermore, AFG has reduced the crediting rates on its new annuity sales several times in 2016 due to the decline in interest rates; these reductions, once announced, often lead to a short-term spike in sales in advance of the effective date of the rate decreases.

Craig Lindner stated, “Although the reported earnings are down significantly, it is important to note that we believe the majority of the decrease from last year’s reported earnings is accounting driven and non-economic in nature. Our fundamentals remain very strong, and opportunistic investing in the first quarter enabled us to achieve attractive returns on our near-record level of annuity sales in the first quarter of 2016. Furthermore, net interest spread earned in the first quarter of 2016 was slightly higher than the spread earned in the fourth quarter of 2015, and our balance sheet spread at the end of the first quarter exceeded our plan by several basis points. As a result, our 2016 earnings guidance remains unchanged. If interest rates continue to remain low for an extended period of time, AFG has the ability to reduce the average crediting rate on approximately $20 billion of traditional fixed and FIA annuities without riders by approximately 75 basis points (on a weighted average basis).

“Finally, even though premiums were extremely strong in the first quarter of 2016, we are not increasing our original guidance of a projected 4% to 8% increase in sales in 2016 as compared to 2015. As previously mentioned, we have made several decreases to crediting rates on new business, and expect those decreases to result in a drop in sales, some of which we have already seen in April. Our strategy continues to include a commitment to disciplined product pricing, as well as consumer-friendly product design and careful expense management.”

More information about premiums and the results of operations for our Annuity Segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Department of Labor Rule – On April 6, the Department of Labor (DOL) issued the final version of its fiduciary rule that will impose additional requirements on the sale of certain annuities to retirement accounts, including IRAs. Unlike the draft rule released in April 2015, the final rule made the more stringent fiduciary requirements applicable to the sale of fixed-indexed annuities to these retirement accounts. It is expected that all carriers will experience some impact when the rule takes effect in 2017, including additional compliance costs and temporary sales disruption during a transition period. We are studying the rule and having extensive discussions with our distribution partners to determine appropriate changes to our business model. These changes are likely to include new products and compensation arrangements. Based on our analysis to date, we do not believe the implementation of the final DOL rule will have a material impact on the Company’s results of operations.

Investments

AFG recorded first quarter 2016 net realized losses on securities of $10 million after tax and after deferred acquisition costs (DAC), compared to net realized gains of $12 million in the comparable 2015 period. Unrealized gains on fixed maturities were $426 million after tax and after DAC at March 31, 2016, an increase of $148 million since year end. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the three months ended March 31, 2016, P&C net investment income was approximately 5% higher than the comparable 2015 period.

In April 2016, AFG sold an apartment property in Pittsburgh that was owned and managed by a subsidiary of Great American Insurance Company. AFG expects to recognize a non-core after-tax gain on the sale of approximately $15 million in the second quarter of 2016.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2016 first quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, May 3, 2016. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 77295288. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 10, 2016. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 77295288.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until May 10, 2016 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG16-08

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2016	2015
Revenues
P&C insurance net earned premiums	$998	$946
Life, accident & health net earned premiums	6	25
Net investment income	411	388
Realized gains (losses) on:
Securities	(18)	19
Subsidiaries	—	(162)
Income (loss) of managed investment entities:
Investment income	45	34
Loss on change in fair value of assets/liabilities	(13)	(3)
Other income	46	50

Total revenues	1,475	1,297

Costs and expenses
P&C insurance losses & expenses	915	889
Annuity, life, accident & health benefits & expenses	272	257
Interest charges on borrowed money	18	20
Expenses of managed investment entities	35	24
Other expenses	79	77

Total costs and expenses	1,319	1,267

Earnings before income taxes	156	30
Provision for income taxes(b)	52	5

Net earnings including noncontrolling interests	104	25

Less: Net earnings attributable to noncontrolling interests	3	6

Net earnings attributable to shareholders	$101	$19

Diluted Earnings per Common Share	$1.14	$0.21

Average number of diluted shares	88.5	89.4

	March 31, 2016	December 31, 2015
Selected Balance Sheet Data:
Total cash and investments	$39,437	$37,736
Long-term debt(c)	$998	$998
Shareholders’ equity(d)	$4,755	$4,592
Shareholders’ equity (excluding unrealized gains/losses on fixed maturities)(d)	$4,329	$4,314
Book Value Per Share	$54.67	$52.50
Book Value Per Share (excluding unrealized gains/losses on fixed maturities)	$49.77	$49.33

Common Shares Outstanding	87.0	87.5

Footnotes (b), (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2016	2015

Gross written premiums	$1,243	$1,196	4%

Net written premiums	$979	$926	6%

Ratios (GAAP):
Loss & LAE ratio	58.3%	60.8%
Underwriting expense ratio	33.0%	32.8%

Specialty Combined Ratio	91.3%	93.6%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$398	$376	6%
Specialty Casualty	698	683	2%
Specialty Financial	147	137	7%

	$1,243	$1,196	4%

Net Written Premiums:
Property & Transportation	$311	$288	8%
Specialty Casualty	519	501	4%
Specialty Financial	125	115	9%
Other	24	22	9%

	$979	$926	6%

Combined Ratio (GAAP):
Property & Transportation	90.6%	97.7%
Specialty Casualty	94.3%	94.2%
Specialty Financial	82.6%	81.7%

Aggregate Specialty Group	91.3%	93.6%

	Three months ended March 31,
	2016	2015
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(17)	$3
Specialty Casualty	(4)	—
Specialty Financial	(4)	(9)
Other	(2)	(1)

	$(27)	$(7)

Points on Combined Ratio:
Property & Transportation	(5.2)	1.1
Specialty Casualty	(0.7)	—
Specialty Financial	(3.3)	(7.3)

Aggregate Specialty Group	(2.7)	(0.8)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended March 31,		Pct. Change
	2016	2015

Annuity Premiums:
Financial Institutions Single Premium	$653	$394	66%
Retail Single Premium	566	361	57%
Education Market	57	47	21%
Variable Annuities	9	11	(18%)

Total Annuity Premiums	$1,285	$813	58%

Components of Core Operating Earnings Before Income Taxes

	Three months ended March 31,		Pct. Change
	2016	2015
Revenues:
Net investment income	$315	$292	8%
Other income	26	27	(4%)

Total revenues	341	319	7%

Costs and Expenses:
Annuity benefits	228	184	24%
Acquisition expenses	34	37	(8%)
Other expenses	26	23	13%

Total costs and expenses	288	244	18%

Core operating earnings before income taxes	$53	$75	(29%)

Supplemental Fixed Annuity Information

	Three months ended March 31,		Pct. Change
	2016	2015
Core operating earnings before impact of fair value accounting on FIAs	$84	$92	(9%)
Impact of fair value accounting	(31)	(17)	nm

Core operating earnings before income taxes	$53	$75	(29%)

Average Fixed Annuity Reserves*	$26,935	$23,752	13%

Net Interest Spread	2.54%	2.67%
Net Spread Earned before impact of fair value accounting*	1.20%	1.49%
Net Spread Earned after impact of fair value accounting	0.74%	1.21%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2016	2015
Core Operating Earnings before Income Taxes:
P&C insurance segment	$158	$129
Annuity segment, before impact of fair value accounting	84	92
Impact of fair value accounting	(31)	(17)
Run-off long-term care and life segment	(1)	4
Interest & other corporate expense	(40)	(41)

Core operating earnings before income taxes	170	167
Related income taxes	59	55

Core net operating earnings	$111	$112

b)	Excluding the impact of the loss on the sale of the long term care business that was recorded in the first quarter of 2015, AFG’s effective tax rate for the three months ended March 31, 2015 was 32%.

c)	December 2015 and prior periods have been adjusted for adoption of FASB Accounting Standard Update 2015-03, which impacted the presentation of debt issue costs and long-term debt. The impact of this adjustment was to reduce the carrying value of long-term debt on AFG’s balance sheet by $22 million at December 31, 2015, from amounts originally reported. Adjustments to the income statement were less than $1 million for the three months ended March 31, 2015.

d)	Shareholders’ Equity at March 31, 2016 includes $426 million ($4.90 per share) in unrealized after-tax gains on fixed maturities. Shareholder’s Equity at December 31, 2015 includes $278 million ($3.17 per share) in unrealized after-tax gains on fixed maturities.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.